PATRIOT GOLD CORP.

501 - 1775 Bellevue Avenue

West Vancouver, B.C, V7V 1A9

July 24, 2007

Dear Mr. Kern:

As you know, Patriot Gold Corp. (the “Company”) has a property option agreement with MinQuest Inc. (“MinQuest”) relating to the Bruner and Vernal Properties (the “Properties”) requiring various annual property payments and exploration expenditures to be made on the Properties. The purpose of this letter is to clarify our understanding with regards to the current status of the Bruner/ Vernal Property Option Agreement (the “Agreement”).

Property Option Agreement

The Agreement requires that we make an aggregate $80,000 in property option payments and incur a total of $500,000 in exploration expenses on the Properties by July 25, 2008. As of the date of this letter, we have made a total of $60,000 in property option payments and incurred approximately $280,000 (excluding the costs of bonds) in property expenditures. The Company will make the final property option payment of $20,000 by July 25, 2007. However, given the timing, the Company will not be incurring the required $100,000 in property expenditures required by July 25, 2007.

As you are aware, the Board of Directors of the Company recently approved a $120,000 exploration program for the Bruner and a $40,000 (excluding bond) exploration program for the Vernal property. The aggregate of these two programs will satisfy the minimum obligations under the Agreement for the period to July 25, 2007 as well as contribute to the requirements needed to be spent by July 25, 2008. In exchange for the Company taking immediate steps to commence these expenditures MinQuest agrees to extend the due date of the $100,000 due to be spent by July 25, 2007 to July 25, 2008. The result is that the Company will achieve its remaining aggregate property expenditure commitments of $225,000 due under the Agreement by July 25, 2008.

In addition, MinQuest will invoice the Company for the annual holding costs of the Bruner and Vernal Properties.

I look forward to continuing to work with you and MinQuest as we proceed with the exploration of our Properties.

Yours truly,

Robert Coale

President

AGREED AND ACKNOWLEDGED

_/s/ Richard Kern_______________

Richard Kern

MinQuest Inc.